Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS STRONG THIRD QUARTER 2013

OPERATING AND FINANCIAL RESULTS

•      Total 2013 Net Product Sales for the Year Now Expected to Exceed $6.2 Billion

•      Revised 2013 Adjusted Diluted Earnings Per Share of $5.90 to $5.95;

2013 GAAP Earnings Per Share Expected to Be $3.77 to $3.90

•      Over 160 Abstracts Highlighting Celgene Products and Research at Major

Medical Meetings Expected by Year-End

SUMMIT, NJ — (October 24, 2013) — Celgene Corporation (NASDAQ: CELG) reported third quarter 2013 total revenue of $1,674 million compared to $1,419 million in the third quarter 2012.  Net product sales were $1,644 million, an 18 percent increase from the same period in 2012.  Adjusted net income for the third quarter of 2013 increased 19 percent to $669 million compared to $561 million in the third quarter of 2012.  For the same period, adjusted diluted earnings per share (EPS) increased 21 percent to $1.56 from $1.29.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported third quarter 2013 net income of $372 million or $0.87 per diluted share.  For the third quarter of 2012, net income was $424 million, or $0.97 per diluted share.

“Celgene had an exceptional third quarter with continued operating momentum across our global businesses highlighted by approvals for IMNOVID® for relapsed and refractory multiple myeloma in Europe and ABRAXANE® for pancreatic cancer in the U.S.,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “In the fourth quarter we will present new data on apremilast in psoriatic arthritis at ACR and on REVLIMID® in newly diagnosed multiple myeloma at ASH.”

2013 Guidance Updated

•                  Total Net Product Sales are now expected to exceed $6,200 million

•                  REVLIMID® Net Product Sales are expected to be in the mid-to-upper end of the range of $4,200 million to $4,300 million

•                  Adjusted diluted EPS guidance is raised to a range of $5.90 to $5.95 from the previous range of $5.80 to $5.90

•                  GAAP diluted EPS is expected to be in the range of $3.77 to $3.90

Third Quarter 2013 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2013 compared to the third quarter of 2012.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, IPR&D impairments, if any, and upfront collaboration payments.  See the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the third quarter increased 12 percent to $1,090 million and were driven by increased duration of therapy and overall market share gains.  U.S. sales of $633 million and international sales of $457 million increased 16 percent and 8 percent, respectively.

•                  ABRAXANE® sales for the third quarter were $170 million, a 60 percent increase.  U.S. sales of $132 million and international sales of $38 million increased 64 percent and 47 percent, respectively.  The increase in U.S. sales was primarily driven by use in non-small cell lung cancer and new patient starts in pancreatic cancer.

•                  VIDAZA® third quarter sales were $220 million, flat compared to the same period in 2012.  U.S. sales decreased 6 percent to $77 million and were impacted by the introduction of a generic to the market in September.  International sales increased 4 percent to $143 million.  VIDAZA® has orphan drug exclusivity in Europe until 2018 and in Japan until 2019.

•                  POMALYST®/IMNOVID® third quarter sales were $90 million, a 35 percent increase over the second quarter of 2013.  U.S. sales were $77 million, a 33 percent increase over the second quarter of 2013.  The Company received U.S. Food and Drug Administration (FDA) approval for pomalidomide under the trade name POMALYST® in February 2013.  International sales for the third quarter were $13 million.  The European Commission (EC) approval for pomalidomide was granted on August 5; the trade name is IMNOVID®.

•                  THALOMID® sales were $60 million in the third quarter.

Research and Development (R&D)

Adjusted R&D expenses were $372 million compared to $328 million for the third quarter of 2012.  The increase in R&D expenses was primarily due to increased investment in clinical trials.  On a GAAP basis, R&D expenses were $585 million for the third quarter of 2013 and $442 million for the same period in 2012.  GAAP R&D expenses increased primarily due to higher upfront payments for collaborations.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $405 million for the third quarter of 2013 compared to $323 million for the third quarter of 2012.  The increase was primarily due to the IMNOVID® European launch in relapsed and refractory multiple myeloma (RRMM), the ABRAXANE® U.S. launch in pancreatic cancer and continued investments in the Company’s Inflammation & Immunology franchise.  On a GAAP basis, SG&A expenses were $449 million for the third quarter of 2013 compared to $355 million for the same period in 2012.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $571.1 million in the third quarter of 2013.  Celgene purchased approximately 1.5 million shares during the third quarter of 2013 at a total cost of approximately $211 million.  Year-to-date, Celgene repurchased approximately $2,048 million of its common stock.  Celgene ended the quarter with $5,847 million in cash and marketable securities.  During the third quarter of 2013, Celgene issued an aggregate of $1,500 million in senior notes in tranches of five-, ten- and thirty-years.

Product and Pipeline Updates

Hematology

REVLIMID® (lenalidomide): In July, the Company announced the FIRST® (Frontline Investigation of REVLIMID® and Dexamethasone versus Standard Thalidomide) trial (MM-020/IFM 07-01), a phase III trial of REVLIMID® in combination with dexamethasone in newly-diagnosed multiple myeloma (NDMM), achieved the primary endpoint of progression-free survival (PFS).  The MM-020 abstract was accepted for the Plenary Scientific Session on December 8 at the 55th American Society of Hematology (ASH) annual meeting.

Celgene expects to submit regulatory applications in the U.S. and in Europe for REVLIMID® in NDMM in the first quarter of 2014 with submissions in additional geographies to follow.

Enrollment in the REMARC trial of REVLIMID® maintenance versus placebo in patients with diffuse large B-cell lymphoma (DLBCL) responding to R-CHOP is expected to complete in the fourth quarter while enrollment in the phase III RELEVANCE® trial of REVLIMID®/rituximab in newly diagnosed follicular lymphoma (FL) continues.

Additional phase III trials evaluating the combination of REVLIMID®/rituximab compared to rituximab in relapsed or refractory indolent non-Hodgkin’s lymphoma (iNHL) and REVLIMID® maintenance in post REVLIMID®/rituximab therapy in relapsed or refractory iNHL are expected to begin enrollment by year end.

POMALYST®/IMNOVID® (pomalidomide): In August, the EC granted approval of IMNOVID® in combination with dexamethasone for the treatment of RRMM in adult patients who have received at least two prior therapies including both lenalidomide and bortezomib and have demonstrated disease progression on the last therapy.

American Society of Hematology Meeting

There were over 150 abstracts across Celgene’s hematology portfolio submitted to the upcoming ASH annual meeting in December.  In addition to the MM-020 trial data, Celgene expects presentations on:

•                  Meta-analysis of REVLIMID® maintenance therapy in NDMM

•                  Update to the REVLIMID® maintenance arm in the GIMEMA trial in NDMM

•                  Analysis of PFS2 in the MM-015 trial in NDMM

•                  Interim data from a phase Ib trial of selective HDAC 6 inhibitor ACY-1215 in combination with REVLIMID® in RRMM

•                  Analysis of patient subtypes in the MM-003 trial comparing POMALYST®/IMNOVID® in combination with low-dose dexamethasone to high-dose dexamethasone in RRMM

•                  Final phase II results of REVLIMID® in combination with R-CHOP21 in elderly untreated DLBCL

•                  Phase II data of REVLIMID® and REVLIMID®/rituximab as maintenance in DLBCL

•                  Phase I study of single agent CC-292 in relapsed or refractory chronic lymphocytic leukemia

Oncology

ABRAXANE® (paclitaxel protein-bound particles for injectable suspension): On September 6, the U.S. FDA approved ABRAXANE® in combination with gemcitabine as a first-line treatment in patients with metastatic adenocarcinoma of the pancreas.  An opinion from the European Medicine Agency’s Committee for Medicinal Products for Human Use (CHMP) is expected in the fourth quarter.

The results of the MPACT (Metastatic Pancreatic Adenocarcinoma Clinical Trial) phase III clinical trial of ABRAXANE® in combination with gemcitabine were published online in the October 16th edition of the New England Journal of Medicine.

A phase II/III trial of ABRAXANE® in triple negative breast cancer began enrolling patients in the third quarter.  Additional trials of ABRAXANE® in solid tumors expected to begin by year-end include a phase III trial of ABRAXANE® in adjuvant pancreatic cancer and a phase III trial of ABRAXANE® maintenance after ABRAXANE®/cisplatin treatment in patients with squamous non-small cell lung cancer.  In the fourth quarter, final overall survival data from a phase III clinical trial of ABRAXANE® in metastatic melanoma are expected.

Inflammation & Immunology

Apremilast: The phase III POSTURE trial of apremilast in active ankylosing spondylitis completed enrollment during the third quarter.  The trial randomized approximately 500 patients to receive 20 mg apremilast, 30 mg apremilast, or placebo twice daily.  In this 24-week study, the primary endpoint is the proportion of patients achieving an ASAS 20 score at week 16.  A number of secondary endpoints will also be evaluated.  Top-line data are expected in the first half of 2014.

A New Drug Application (NDA) to the U.S. FDA for apremilast in psoriasis, in addition to a combined psoriatic arthritis and psoriasis Marketing Authorization Application in Europe are on-track for the fourth quarter of 2013.  The Company previously announced it submitted a separate NDA for psoriatic arthritis in the U.S. and a New Drug Submission (NDS) in Canada in the first quarter of 2013 and the second quarter of 2013, respectively.  The PDUFA date for the U.S. psoriatic arthritis submission is March 21, 2014.

American College of Rheumatology/Association of Rheumatology Health Professionals Meeting

At the 2013 American College of Rheumatology/Association of Rheumatology Health Professionals (ACR/ARHP) annual meeting in late October, data presentations on apremilast will include:

•                  52-week data from the PALACE 4 trial in DMARD-naïve psoriatic arthritis (PsA) — Late Breaker

•                  52-week data of the phase III PALACE 2 trial in PsA

•                  52-week data of the phase III PALACE 3 trial in PsA

•                  Pooled safety data from the PALACE 1-3 trials in PsA

•                  Pooled data from the secondary endpoints enthesitis/dactylitis, HAQ-DI and tender and swollen joints from the PALACE 1-3 trials in PsA

•                  Data from the phase II trial in patients with Behçet’s disease with active oral ulcers — Plenary Session

Third Quarter 2013 Conference Call and Webcast Information

Celgene will host a conference call to discuss the third quarter of 2013 operating and financial performance on Thursday, October 24, 2013, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon ET October 24, 2013, until midnight ET October 31, 2013.  To access the replay, in the U.S. dial (855) 859-2056 or for outside the U.S. dial (404) 537-3406.  The participant pass code is 22908643.  The Company’s fourth quarter of 2013 and full year 2013 financial and operational results are expected to be reported on January 30, 2014.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.

ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.

ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate.  Clinical benefit such as improvement in survival or symptoms has not been verified.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation.  For more information about Celgene and the Company’s products, please visit www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at Adjusted Net Income and Adjusted Earnings per Share amounts for the three-and nine-month periods ended September 30, 2013 and 2012, and for the projected amounts for the year ending December 31, 2013.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net product sales	$1,644.0	$1,388.0	$4,637.4	$3,970.1
Other revenue	30.4	31.2	100.6	89.2
Total revenue	1,674.4	1,419.2	4,738.0	4,059.3

Cost of goods sold (excluding amortization of acquired intangible assets)	86.2	74.6	247.6	219.0
Research and development	584.5	441.5	1,495.0	1,250.7
Selling, general and administrative	448.7	354.6	1,235.8	1,003.4
Amortization of acquired intangible assets	65.7	46.2	197.1	132.1
Acquisition related charges and restructuring, net	33.7	0.7	79.4	28.9
Total costs and expenses	1,218.8	917.6	3,254.9	2,634.1

Operating income	455.6	501.6	1,483.1	1,425.2

Other income (expense), net	(13.6)	(25.1)	(34.9)	(34.0)

Income before income taxes	442.0	476.5	1,448.2	1,391.2

Income tax provision	69.5	52.3	212.7	198.1

Net income	$372.5	$424.2	$1,235.5	$1,193.1

Net income per common share:
Basic	$0.90	$0.99	$2.98	$2.75
Diluted	$0.87	$0.97	$2.87	$2.69

Weighted average shares:
Basic	412.3	427.2	414.7	434.1
Diluted	428.8	436.3	430.5	443.4

	September 30,	December 31,
	2013	2012
Balance sheet items:
Cash, cash equivalents & marketable securities	$5,847.3	$3,900.3
Total assets	13,629.1	11,734.3
Short-term borrowings	405.9	308.5
Long-term debt	4,228.3	2,771.3
Total stockholders’ equity	5,894.7	5,694.5

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2013	2012	2013	2012

Net income - GAAP		$372.5	$424.2	$1,235.5	$1,193.1

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Products exited or to be exited -Pharmion	(1)	—	—	—	(2.0)
Share-based compensation expense	(2)	6.1	3.3	12.6	9.2

Research and development:
Share-based compensation expense	(2)	41.7	27.2	100.5	75.8
IPR&D impairments	(3)	—	31.2	—	53.4
Upfront collaboration payments	(4)	171.3	55.0	348.8	130.0

Selling, general and administrative:
Share-based compensation expense	(2)	44.2	32.0	114.3	85.9

Amortization of acquired intangible assets	(5)	65.7	46.2	197.1	132.1

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration	(6)	33.7	0.7	79.4	26.3
Acquisition and restructuring costs	(6)	—	—	—	2.6

Net income tax adjustments	(7)	(65.7)	(58.5)	(174.1)	(116.1)
Net income - Adjusted		$669.5	$561.3	$1,914.1	$1,590.3

Net income per common share - Adjusted
Basic		$1.62	$1.31	$4.62	$3.66
Diluted		$1.56	$1.29	$4.45	$3.59

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)         Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion Corp. (Pharmion) that are planned to be exited.

(2)         Exclude share-based compensation expense totaling $92.0 for the three-month period ended September 30, 2013 and $62.5 for the three-month period ended September 30, 2012.  Exclude share-based compensation expense totaling $227.4 for the nine-month period ended September 30, 2013 and $170.9 for the nine-month period ended September 30, 2012.

(3)         Exclude in-process research and development impairments recorded as a result of changes in estimated probability-weighted cash flows.

(4)         Exclude upfront payments for research and development collaboration arrangements.

(5)         Exclude amortization of intangible assets acquired in the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (formerly known as Avila Therapeutics)(Avila).

(6)         Exclude acquisition related charges and restructuring, including changes in the fair value of contingent consideration, related to the acquisitions of Gloucester, Abraxis and Avila.

(7)         Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one-time effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits and deferred taxes on unremitted foreign earnings.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2013 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$1,619.0	$1,676.6

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		15.5	14.9

Research and development:
Share-based compensation expense		140.0	134.6
Upfront collaboration payments		410.3	410.3

Selling, general and administrative:
Share-based compensation expense		167.0	160.4

Amortization of acquired intangible assets		265.4	262.8

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration		142.5	131.5

Net income tax adjustments		(222.7)	(232.6)

Projected net income - Adjusted		$2,537.0	$2,558.5

Projected net income per diluted common share - GAAP		$3.77	$3.90

Projected net income per diluted common share - Adjusted		$5.90	$5.95

Projected weighted average diluted shares		430.0	430.0

(1)         Our projected earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.